NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 5, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 25, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Equity Inns, Inc. and Grace Acquisition I, Inc. a wholly-owned subsidiary of Grace I, LLC which is owned by Whitehall Street Global Real Estate Limited Partnership 2007 an affiliate of Goldman, Sachs & Co. became effective on October 25, 2007. Each share of 8.75% Series B Cumulative Preferred Stock of Equity Inns, Inc. was converted into the right to receive One (New) Series B Cumulative Preferred Stock of Grace Acquisition I. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 26, 2007.